EXHIBIT 11.1

                               AMF BOWLING, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Period Ended     Year Ended
                                                        December 31,     December 31,
                                                          1996 (a)           1997
                                                        ------------     ------------
Shares
  Weighted average number of common shares outstanding      39,713          45,249
                                                        ============     ============

Net loss before extraordinary items                     $  (19,484)      $ (32,198)
                                                        ============     ============
Net loss                                                $  (19,484)      $ (55,564)
                                                        ============     ============

Net loss per share before extraordinary items (b)       $    (0.49)      $   (0.71)
Per share effect of extraordinary items (b)                     --           (0.52)
                                                        ------------     ------------
Basic and diluted loss per common share (b)             $    (0.49)      $   (1.23)
                                                        ============     ============

(a) For the period from the inception date of January 12, 1996 which includes results of operations of the acquired business from May 1, 1996 through the period ended December 31, 1996.

(b) Outstanding stock options and warrants are not considered as their effect is antidilutive.